Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

The Board of Directors
Black Knight Financial Services, Inc.

We consent to the use of our reports dated February 24, 2017, with respect to the consolidated balance sheets of Black Knight Financial Services, Inc. and subsidiaries (the Company) as of December 31, 2016 and 2015 and the related consolidated statements of operations and comprehensive earnings (loss), equity, and cash flows for each of the years in the three-year period ended December 31, 2016, and the effectiveness of internal control over financial reporting as of December 31, 2016, incorporated by reference herein, and to the reference to our firm under the heading “Experts” in the prospectus. Our report on the consolidated financial statements of the Company contains an explanatory paragraph which states that, as discussed in note 1 to the consolidated financial statements, Black Knight Financial Services, Inc. completed an initial public offering (IPO) of its stock on May 26, 2015 and contributed the net cash proceeds received from the IPO to Black Knight Financial Services, LLC in exchange for 44.5% of the units and a managing member’s membership interest in Black Knight Financial Services, LLC. Additionally, as discussed in notes 1 and 2 to the consolidated financial statements, Lender Processing Services, Inc. merged with Lion Merger Sub, Inc. on January 2, 2014, through which Lender Processing Services, Inc. became a wholly owned subsidiary of Fidelity National Financial, Inc. which then reorganized the operations of Lender Processing Services, Inc. and contributed certain of its operations into Black Knight Financial Services, LLC on January 3, 2014. Our report on the effectiveness of internal controls over financial reporting as of December 31, 2016, contains an explanatory paragraph that states that Black Knight Financial Services, Inc. acquired eLynx Holdings, Inc. (eLynx) on May 16, 2016 and Motivity Solutions, Inc. (Motivity) on June 22, 2016, and management has excluded from its assessment of the effectiveness of Black Knight Financial Services, Inc.’s internal control over financial reporting as of December 31, 2016, eLynx’s and Motivity’s internal control over financial reporting associated with approximately 4.1% of total assets and 2.3% of total revenues included in the Consolidated Financial Statements of Black Knight Financial Services, Inc. and subsidiaries as of and for the year ended December 31, 2016, and that our audit of internal control over financial reporting of Black Knight Financial Services, Inc. also excludes an evaluation of the internal control over financial reporting of eLynx and Motivity.

(signed) KPMG LLP

May 8, 2017

Jacksonville, Florida
Certified Public Accountants